LML REPORTS RESULTS FOR THE THIRD QUARTER OF FISCAL 2005

VANCOUVER, BC, February 9, 2005 - LML PAYMENT SYSTEMS INC. (the "Corporation") (Nasdaq: LMLP) reports results for its third quarter and nine months ended December 31, 2004.

Total revenue for the quarter was approximately $1.5 million, compared to approximately $2.4 million for the third quarter ended December 31, 2003, a decrease of approximately 37.5%. The decrease was primarily attributed to less revenue received from release fees and other one-time fees associated with the licensing of our intellectual property estate. During the quarter we did not receive any release fees or one-time fees which are typically generated by licenses associated with our intellectual property estate. For the comparative quarter ended December 31, 2003 we recognized $556,000 in such fees.

Cost of operations for the quarter was approximately $1.3 million compared to approximately $1.5 million for the quarter ended December 31, 2003, a decrease of approximately 13.3%. Sales, general and administrative expenses for the quarter were approximately $651,000 which included approximately $135,000 in professional fees and other costs associated with our continuing compliance with the Sarbanes-Oxley Act of 2002, compared to approximately $631,000 for the quarter ended December 31, 2003, an increase of approximately 3.2%.

There was a net loss from continuing operations of approximately ($943,000) or approximately ($0.05) per share for the quarter ended December 31, 2004 compared to a net loss of approximately ($268,000) or approximately ($0.01) per share for the quarter ended December 31, 2003. The net loss for the quarter ended December 31, 2004 includes stock-based compensation expense of approximately $159,000 compared to approximately $35,000 for the quarter ended December 31, 2003. Stock-based compensation expense is a non-cash expense and resulted from our adoption of a new accounting standard which requires fair-value accounting for all stock options issued subsequent to April 1, 2003.

Total revenue for the nine months ended December 31, 2004 was approximately $5.1 million compared to approximately $6.0 million for the nine months ended December 31, 2003, a decrease of approximately 15%. The decrease was primarily attributed to less revenue received from release fees and other one-time fees associated with the licensing of our intellectual property estate.

Cost of operations was approximately $4.1 million for the nine months ended December 31, 2004 compared to approximately $4.9 million for the nine months ended December 31, 2003, a decrease of approximately 16.3%. Sales, general and administrative expenses were approximately $1.7 million for the nine months ended December 31, 2004 compared to approximately $1.9 million for the nine months ended December 31, 2003, a decrease of approximately 10.5%.

There was a net loss from continuing operations of approximately ($3.2 million) or approximately ($0.16) per share for the nine months ended December 31, 2004 compared to a net loss from continuing operations of approximately ($2.4 million) or approximately ($0.12) per share for the nine months ended December 31, 2003. The net loss for the nine months ended December 31, 2004 includes stock-based compensation expense of approximately $1.3 million compared to approximately $51,000 for the nine months ended December 31, 2003. Stock-based compensation expense is a non-cash expense and resulted from our adoption of a new accounting standard which requires fair-value accounting for all stock options issued subsequent to April 1, 2003.

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Cash flows used in operating activities of continuing operations for the nine months ended December 31, 2004 were approximately $302,000 compared to cash flows used in operating activities of continuing operations of approximately $766,000 for the nine months ended December 31, 2003, a decrease of approximately $464,000. Our cash and cash equivalents balance increased by approximately $1.6 million for the nine months ended December 31, 2004 from approximately $5.0 million as at March 31, 2004 to approximately $6.6 million as at December 31, 2004. Our liquidity and financial position consisted of approximately $6.7 million in working capital as of December 31, 2004, compared to approximately $5.6 million in working capital as at out previous fiscal period ended March 31, 2004, an increase in working capital of approximately $1.1 million.

About LML Payment Systems Inc.

The Corporation, through its subsidiary LML Payment Systems Corp., is a financial payment processor providing check processing solutions including electronic check authorization, electronic check conversion (ECC) and primary and third party check collection including electronic check re-presentment (RCK) to national, regional and local retailers. We also provide selective routing of debit, credit and EBT transactions to third party processors and banks for authorization and settlement. The Corporation's intellectual property estate, owned by subsidiary LML Patent Corp, includes U.S. Patent No. No. 6,354,491, No. 6,283,366, No. 6,164,528, and No. 5,484,988 all of which relate to electronic check processing methods and systems.

Statements contained in this news release which are not historical facts are forward-looking statements, subject to uncertainties and risks. For a discussion of the risks associated with the Corporation's business, please see the documents filed by the Corporation with the SEC.

CONTACTS:
Patrick H. Gaines President and CEO (604) 689-4440	Investor Relations (800) 888-2260